Exhibit 4
1999 YADKIN VALLEY FINANCIAL CORPORATION
STOCK OPTION PLAN
(former HIGH COUNTRY FINANCIAL CORPORATION STOCK OPTION PLAN)
     THIS IS THE STOCK OPTION PLAN (“Plan”) of Yadkin Valley Financial Corporation (the “Corporation”), a North Carolina corporation, with its principal office in Elkin, North Carolina, assumed as a result of the merger with High Country Financial Corporation, under which options may be granted from time to time to eligible directors and employees of the Corporation, and of any corporation or other entity of which the Corporation owns, directly or indirectly, not less than 50% of any class of equity securities (a “Subsidiary”), to purchase shares of common stock of the Corporation (“Common Stock”), subject to the provisions set forth below:
     1. PURPOSE OF THE PLAN. The purpose of the Plan is to aid the Corporation and any Subsidiary in attracting and retaining capable directors and employees and to provide a long range incentive for directors and employees to remain in the management of the Corporation or any Subsidiary, to perform at increasing levels of effectiveness and to acquire a permanent stake in the Corporation with the interest and outlook of an owner. These objectives will be promoted through the granting of options to acquire shares of Common Stock pursuant to the terms of this Plan.
     2. ADMINISTRATION. The Plan shall be administered by a committee (the “Committee”), which shall consist of not less than three members of the Board of Directors of the Corporation (the “Board”) who are “Non-Employee Directors” as defined in Rule 16b-3(b)(3) of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Nonqualified Stock Options provided under this Plan shall be administered by the Board. Only the Committee may grant Incentive Stock Options. The Committee may designate any officers or employees of the Corporation or any Subsidiary to assist in the administration of the Plan and to execute documents on behalf of the Committee and perform such other ministerial duties as may be delegated to them by the Committee.
     Subject to the provisions of the Plan, the determinations or the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive upon all persons affected thereby. By way of illustration and not of limitation, the Committee shall have the discretion (a) to construe and interpret the Plan and all options granted hereunder and to determine the terms and provisions (and amendments thereof) of the options granted under the Plan (which need not be identical); (b) to define the terms used in the Plan and in the options granted hereunder; (c) to prescribe, amend and rescind the rules and regulations relating to the Plan; (d) to determine the individuals to whom and the time or times at which such options shall be granted, the number of shares to be subject to each option, the option price, and the determination of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan; and (e) to make all other determinations necessary or advisable for the administration of the Plan.
     It shall be in the discretion of the Committee to grant options which qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Stock Options”) or which do not qualify as Incentive Stock Options (“Nonqualified Stock Options”) (herein referred to collectively as “Options;” however, whenever reference is specifically made only to “Incentive Stock Options” or “Nonqualified Stock Options,” such reference shall be deemed to be made to the exclusion of the other). Any options granted which fail to satisfy the requirements for Incentive Stock Options shall become Nonqualified Stock Options.
     3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN. The number of shares of Common Stock that shall be available for Options under the Plan is Three Hundred Seventy-Seven Thousand Five Hundred and Sixty-Four (377,564) shares, subject to adjustment as provided in Paragraph 15 hereof. Shares subject to Options which expire or terminate prior to the issuance of the shares of Common Stock shall again be available for future grants of Options under this Plan.

     4. ELIGIBILITY. Options shall be granted only to individuals who meet all of the following eligibility requirements:
     (a) Such individual must be an employee or a member of the Board of Directors of the Corporation or a Subsidiary. For this purpose, an individual shall be considered to be an “employee” only if there exists between the Corporation or a Subsidiary and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.
     (b) Such individual, being otherwise eligible under this Section 4, shall have been selected by the Committee as a person to whom an Option shall be granted under the Plan.
     In determining the directors and employees to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the nature of the services rendered by respective directors and employees, their present and potential contributions to the success of the Corporation and any Subsidiary and such other factors as the Committee shall deem relevant. A director or employee who has been granted an Option under the Plan may be granted an additional Option or Options under the Plan if the Committee shall so determine.
     5. OPTION GRANTS. Subject to the provisions of this Plan, Options shall be awarded to the directors and employees in such amounts as are determined by the Committee. The proper officers on behalf of the Corporation and each Optionee shall execute a Stock Option Grant and Agreement (the “Option Agreement”) which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Nonqualified Stock Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Option Agreement. Any Option granted with the intention that it will be an Incentive Stock Option but which fails to satisfy a requirement for Incentive Stock Options shall continue to be valid and shall be treated as a Nonqualified Stock Option.
     6. OPTION PRICE.
     (a) The option price of each Option granted under the Plan shall be not less than 100% of the fair market value of the stock on the date of grant of the Option. In the case of incentive stock options granted to a shareholder who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Subsidiary (a “ten percent shareholder”), the option price of each Option granted under the Plan shall not be less than 110% of the fair market value of the stock on the date of grant of the Option. The Committee shall maintain a written record of its method of determining such value.
     (b) The fair market value of a share of Common Stock shall be determined as follows:
(i) If on the date as of which such determination is being made, the Common Stock is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of the Common Stock shall be deemed to be equal to the mean of the closing sale price as reported for each of the five (5) trading days immediately preceding the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for each of the five (5) trading days immediately preceding the date as of which such determination is made, then the fair market value shall be equal to the mean of the closing sale prices on those trading days for which such price is available.
(ii) If on the date as of which such determination is made, no such closing sale prices are reported, but quotations for the Common Stock are regularly listed on the National Association of Securities Dealers Nasdaq system or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the average of the closing bid and asked prices for the Common Stock quoted on such system on each of the five (5) trading days preceding the date as of which such determination is made. If a closing bid and asked price is not available for each of the five (5) trading days, then the fair market value shall be equal to the mean of the average of the closing bid and asked prices on those trading days during the five-day period for which such prices are available.
(iii) If no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the closing bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Committee, for the trading date first preceding the date as of which such determination is made. If the Committee determines that the price as determined above does not represent the fair market value of a share of Common Stock, the Board may then consider such other factors as it deems appropriate and then fix the fair market value for the purposes of this Plan.
     (c) The option price shall be payable to the Corporation in cash or by check, bank draft or money order payable to the order of the Corporation. No shares shall be delivered until full payment has been made.
     7. EXPIRATION OF OPTIONS. The Committee shall determine the expiration date or dates of each Option, but such expiration date shall be not later than ten years after the date such Option is granted. In the event an Incentive Stock Option is granted to a ten percent shareholder, the expiration date or dates of each Option shall be not later than five years after the date such Option is granted. The Committee, in its discretion, may extend the expiration date or dates of an Option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described in this Section 7.
     8. TERMS AND CONDITIONS OF OPTIONS.
     (a) All Options must be granted within ten years of the Effective Date of this Plan as defined in Section 19.
     (b) The Committee may grant Options which are intended to be Incentive Stock Options and Nonqualified Stock Options, either separately or jointly, to an eligible employee.
     (c) The grant of Options shall be evidenced by a written instrument (an Option Agreement) containing terms and conditions established by the Committee consistent with the provisions of this Plan.
     (d) Not less than 100 shares may be purchased at any one time unless the number purchased is the total number at that time purchasable under the Plan.
     (e) The recipient of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until payment in full by him for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for.
     (f) The aggregate fair market value of the stock (determined as of the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all benefit plans of the Corporation, the Corporation or any Subsidiary, if applicable) shall not exceed $100,000; provided, however, that such $100,000 limit of this subsection (f) shall not apply to the grant of Nonqualified Stock Options. The Committee may grant Options which are exercisable in excess of the foregoing limitations, in which case Options granted which are exercisable in excess of such limitation shall be Nonqualified Stock Options.
     (g) No more than 40% of the shares which have been set aside for option may be allocated to any one participant under the Plan.

9. EXERCISE OF OPTIONS.
     (a) Options granted to an optionee by virtue of his position as a nonemployee director of the Corporation (as stated in the Option Agreement) or to an employee by virtue of his position as an employee (as stated in the Option Agreement) shall become vested and exercisable at the times, at the rate and subject to such limitations as may be set forth in the Option Agreement executed in connection therewith; provided, however, that all outstanding and nonforfeited options shall be exercisable, if not sooner, on the day prior to the expiration date thereof.
     (b) Unless the Committee shall specifically state otherwise at the time an Option is granted, all Options granted hereunder shall become vested and exercisable upon the optionee’s death or disability within the meaning of Section 22(e)(3) of the Code, and in the event of a change in control as set forth in Section 12 of this Plan.
     (c) The exercise of any Option must be evidenced by written notice to the Corporation that the optionee intends to exercise his Option. In no event shall an Option be deemed granted by the Corporation or exercisable by a recipient prior to the mutual execution by the Corporation and the recipient of an Option Agreement which comports with the requirements of Section 5 and Section 8(c).
     (d) Any right to exercise Options in annual installments shall be cumulative and any vested installments may be exercised, in whole or in part, at the election of the optionee.
     (e) Notwithstanding anything to the contrary herein, an optionee receiving the grant of an Option by virtue of his or her position as a director or as an employee of the Corporation or a Subsidiary (as stated in the Option Agreement) shall be required to exercise his or her Options within the periods set forth in Sections 10 and 11 below.
     10. TERMINATION OF EMPLOYMENT — EXCEPT BY DISABILITY OR DEATH.
     (a) In the event that an optionee terminates the relationship with the Corporation or a Subsidiary for any reason other than retirement, disability, or death, any Option granted to the optionee under this Plan, to the extent not previously exercised or surrendered by the optionee or expired, shall immediately terminate.
     (b) In the event of an optionee’s retirement, such optionee shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or surrendered by the optionee or expired, for such period of time as may be determined by the Board and specified in the Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Section 8 hereof. Notwithstanding any other provision contained this Plan, or in any Option Agreement, upon retirement, any Option then held by an optionee shall be exercisable immediately in full. For purposes of this Plan, the term “retirement” for a Director shall mean termination of a Director’s membership on the Board: (i) at any time after attaining age 65 with the approval of the Board; or (ii) at the election of the Director, at any time after not less than five (5) years service as a member of the Board. For purposes of this Plan, the term “retirement” for an employee shall mean: (i) termination of an optionee’s employment under conditions which would constitute retirement under any tax qualified retirement plan maintained by the Corporation; or (ii) attaining age 65.
     11. TERMINATION OF EMPLOYMENT — DISABILITY OR DEATH. If any optionee receiving the grant of an Option by virtue of his position as a director (as stated in the Option Agreement) dies while a director of the Corporation or any Subsidiary or ceases to be a director of the Corporation or any Subsidiary due to his becoming disabled within the meaning of Section 22(e)(3) of the Code, or if any employee receiving the grant of an Option by virtue of his position as an employee (as stated in the Option Agreement) dies while in the employment of the Corporation or any Subsidiary or ceases to be employed by the Corporation or any Subsidiary due to his becoming disabled within the meaning of Section 22(e)(3) of the Code, all unvested and forfeitable Options of such optionee shall immediately become vested and nonforfeitable and he, or the person or persons to whom the Option is transferred by will or by the laws of descent and distribution, may, at any time within twelve months after the death or date of termination, but not later than the date of expiration of the Option, exercise any Option with respect to all shares subject thereto. Any portions of Options of optionees who die or who are terminated because they become disabled which are not so exercised shall terminate.
     12. CHANGE IN CONTROL. In the event that a “change in control” occurs prior to the time that all shares allocated to an Optionee would be 100% vested, nonforfeitable and exercisable in accordance with Sections 9, 10 and 11 above, then, notwithstanding Sections 9, 10 and 11 above, all Options granted to such optionee shall immediately become fully vested and nonforfeitable. For purposes of this Plan, a “change in control” shall mean (i) an affirmative vote of the Corporation’s shareholders approving a change in control of a nature that would be required to be reported by the Corporation in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; (ii) such time as any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the outstanding Common Stock of the Corporation; or (iii) individuals who constitute the Board of the Corporation on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation’s shareholders was approved by the Corporation’s Board of Directors or Nominating Committee, shall be considered as though he or she were a member of the Incumbent Board; or (iv) an affirmative vote of the Corporation’s shareholders approving the Corporation’s consolidation or merger with or into another corporation, association or entity or other reorganization, where the Corporation is not the surviving entity in such transaction; or (v) an affirmative vote of the Corporation’s shareholders approving the sale or other transfer or acquisition of all or substantially all of the assets of the Corporation by any other entity or group.
     13. EFFECT OF PLAN ON STATUS WITH CORPORATION. The fact that an optionee has been granted an Option under this Plan shall not confer on such optionee any right to continued service on the Board, nor shall it limit the right of the Corporation to remove such optionee from service with the Corporation or any Subsidiary at any time.
     14. RESTRICTIONS ON TRANSFER. An Option granted under this Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom it was granted, may be exercised only by such optionee.
     15. CAPITAL ADJUSTMENTS AFFECTING COMMON STOCK.
     (a) If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Corporation or another entity as a result of a recapitalization, reclassification, stock dividend, stock split, amendment to the Corporation’s Certificate of Incorporation, reverse stock split, merger or consolidation, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the Options previously and subsequently granted under the Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Options.
     (b) To the extent that the foregoing adjustments described in Section 15(a) above relate to particular Options or to particular stock or securities of the Corporation subject to Option under this Plan, such adjustments shall be made by the Committee, whose determination in that respect shall be final and conclusive.
     (c) The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations of or changes to its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     (d) No fractional shares of stock shall be issued under the Plan for any such adjustment.
     (e) Any adjustment made pursuant to this Section 15, shall be made, to the extent practicable, in such manner as not to constitute a modification of any outstanding Incentive Stock Options within the meaning of Section 424(h) of the Code.
     16. INVESTMENT PURPOSE. At the discretion of the Committee, any Option Agreement may provide that the optionee shall, by accepting the Option, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence of such facts which is satisfactory to the Corporation. Certificates for shares of stock acquired under the Plan may be issued bearing such restrictive legends as the Corporation and its counsel may deem necessary to ensure that the optionee is not an “underwriter” within the meaning of the regulations of the Securities Exchange Commission.
     17. LISTING AND REGISTRATION OF OPTION SHARES. Any Option granted under the Plan shall be subject to the requirement that if at any time the Committee shall determine, in its sole discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, or qualification consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
     18. NO OBLIGATION TO EXERCISE. The granting of an Option shall impose no obligation upon the optionee to exercise such Option.
     19. EFFECTIVE DATE OF PLAN. The effective date of the Plan is May 25, 1999.
     20. TERM OF PLAN. Options and may be granted pursuant to this Plan from time to time within ten years from the effective date of the Plan.
     21. EXPIRATION OF THE PLAN. No Option shall be granted pursuant to this Plan after ten (10) years from the effective date of this Plan as provided in Paragraph 19 hereof.
     22. WITHHOLDING TAXES. Whenever the Corporation proposes or is required to cause to be issued or transferred shares of stock, cash or other assets pursuant to this Plan, the Corporation shall have the right to require the optionee to remit to the Corporation an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the issuance of any certificate or certificates for such shares or delivery of such cash or other assets. Alternatively, the Corporation may issue or transfer such shares of stock or make other distributions of cash or other assets net of the number of shares or other amounts sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of stock, cash and other assets to be distributed shall be valued on the date the withholding obligation is incurred.
     23. TERMINATION AND AMENDMENT. The Board may at any time alter, suspend, terminate or discontinue the Plan, subject to any applicable regulatory requirements and any required stockholder approval or any stockholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of the holder of an Option previously granted, make any alteration which would deprive the optionee of his or her rights with respect thereto.
     24. CAPTIONS AND HEADINGS; GENDER AND NUMBER. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part, and shall not serve as a basis for interpretation or construction of, this Plan. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.
     25. COST OF PLAN; EXCULPATION AND INDEMNIFICATION. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Corporation. In connection with this Plan, no member of the Board and no member of the Committee shall be personally liable for any act or omission to act, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person’s own bad faith, willful misconduct or criminal acts. To the extent permitted by applicable law and regulation, the Corporation shall indemnify, defend and hold harmless the members of the Board and members of the Committee, and each other officer or employee of the Corporation or of any Subsidiary to whom any power or duty relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board), and any costs or expenses (including reasonable counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from the bad faith, willful misconduct or criminal acts of such persons.
     26. GOVERNING LAW. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.
     27. INSPECTION OF PLAN. A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Corporation and shall be shown to any proper person making inquiry about it.
     28. OTHER PROVISIONS. The Option Agreements authorized under this Plan shall contain such other provisions not inconsistent with the foregoing, including, without limitation, increased restrictions upon the exercise of options, as the Committee may deem advisable.